Exhibit 107.1

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Blackboxstocks Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	920,000	(2)	$3.065	(3)	$2,819,800.00	$0.0001531	$431.71

	Total Offering Amounts							2,819,800.00		$431.71
	Total Fees Previously Paid									0.00
	Total Fee Offsets									0.00
	Net Fees Due									$431.71

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Represents shares of Common Stock par value $0.001, potentially issuable upon conversion of obligations under that certain Amended and Restated Senior Secured Convertible Debenture Due the Earlier of the Trigger Date and January 17, 2026 in the principal amount of up to $2,300,000 (the “Debenture”).

(3)

Estimated solely for the purpose of calculating the registration fee, based on the average high and low prices of Common Stock on the Nasdaq Capital Market on April 14, 2025. This calculation is in accordance with Rule 457(c) of the Securities Act.